Exhibit 99.2
Qumu Corporation
Q1 2016
Conference Call
May 4, 2016

Operator

[Introduction]

Vern Hanzlik

Good morning everyone and thank you for joining us for our first quarter 2016 earnings conference call.

Some of our comments today may contain forward-looking statements which are subject to risks, uncertainties and assumptions. Should any of these materialize or should our assumptions prove to be incorrect, actual Company results could differ materially from these forward-looking statements. A description of our risks, uncertainties and assumptions and other factors that could affect our financial results are included in our SEC filings, including our most recent reports on Form 10-K and Form 10-Q.

During our call, we may offer additional metrics to provide further insight into our business or results. This detail may or may not be provided in the future. We may also reference certain unreleased services or features not yet available, and we cannot guarantee the timing or availability of these services or features. So we recommend customers listening today make purchase decisions based on services or features currently available.

With me today is Peter Goepfrich, our CFO. I will begin the call touching on a few first quarter financial highlights. Peter will then provide some additional financial commentary. From there I will provide other operational highlights and comments on our market. After that we will open the call to questions.

First Quarter Financial Highlights

•	In the first quarter strong execution in customer deployments and solid expense management enabled us to greatly improve revenue and adjusted EBITDA on a year-over-year basis.

•	We generated quarterly revenue of $8.7 million, an increase of 46%, compared to the first quarter of 2015.

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We continue to focus on strengthening our financial performance and growing the business with new and existing customers. 11 enterprise customers accounted for greater than $250,000 each in revenue. These enterprise customers represent in multiple industries - financial, technology, manufacturing and pharmaceuticals. We had two transactions greater than $1 million in revenue for the quarter.

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Geographically, the Americas and EMEA markets continued to show strong adoption of enterprise video and our enterprise business performed well. The Americas market represented 68% of our revenue and the EMEA market was 30% of our revenue for the quarter.

•	In APAC we continued to make progress developing a pipeline through our partnership with Fujitsu, CTC and other Unified Communications partners. APAC represented 2% of our revenue for the quarter.

•	In the quarter, we saw 18 large enterprises implement an upgrade to our latest release or expand their video platform footprint.

•	Additionally, in Q1 2016 our global renewal rate for maintenance and support, term contracts and SaaS contracts was greater than 90%.

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As I commented in our press release we saw the timing of several deals with both new and existing customers pushed into the second half of the year but we continue to feel confident in our annual guidance as these deals remain in our forecast for future quarters.

For additional financial commentary, I will now turn the call over to Peter.

Peter Goepfrich

Thank you, Vern.

I will comment on a few items not already addressed by Vern or included in our earnings release.

As discussed last quarter we changed what information is provided in our earnings release. The changes were made to increase transparency and provide information that we use to plan, monitor and evaluate our financial results.

•	In regards to revenue, as we continue to transition to more revenue that is recurring in nature, we have provided supplemental information for subscription, maintenance and support revenue.

•	From an operating expense perspective, we have separated Sales and Marketing, and General and Administrative expenses for reporting purposes.

•	As it relates to operating profitability, we have provided supplemental information for Adjusted EBITDA, a non-GAAP measure.

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In addition to the new information we are providing, we are no longer specifically calling out total bookings because total bookings includes a variety of items long-term in nature and it does not reflect the mix of the underlying bookings. We believe the supplemental revenue information now provided as well as the quarterly and annual revenue guidance is more insightful and relevant to our performance.

•	As we continue to refine and enhance our reporting, we may provide additional supplemental information in the future.

Vern commented on revenue and I will provide more context to gross margins.

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Software license and appliance gross margin was 51.2% primarily driven by the first quarter product mix which included a higher percentage of hardware revenue than software license revenue compared to prior quarters.

•	Service gross margin was 57.8% primarily driven by improved economies of scale on increased service revenue as well as cost savings initiatives implemented in the second half of 2015.

•	Total gross margins are expected to improve from the mid 50s early in the year to the mid to high 60s late in the year.

Moving on to the balance sheet.

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Cash and investments were $11.3 million as of March 31, 2016 compared to $13.3 million as of December 31, 2015. We continue to manage cash closely and we expect that we will be cash flow breakeven the second half of 2016.

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Deferred revenue was $11.8 million as of March 31, 2016 compared to $12.6 million as of December 31, 2015. Excluding the impact of changes foreign currency, deferred revenue decreased $756,000 primarily due to the timing of sales and delivery of products and services. We expect that deferred revenue will increase the balance of the year.

As noted in yesterday’s press release, while we expect second quarter revenue to be consistent with the first quarter 2016, we expect adjusted EBITDA to improve.

Now back to Vern with additional operating highlights and comments on our market.

Vern Hanzlik

Thanks, Peter.

Let me review some our key operational highlights and market comments. Then we will open the call up for questions.

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Our software platform’s ability to address the video market at both the departmental and enterprise level is unique in our defined markets, and we will continue to focus on the Global 5000 including industry verticals such as financial services, pharmaceuticals, manufacturing and other business verticals.

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At the enterprise level we continue to have success with new customers with proof-of-concept engagements. We continue to win business because customers demand the choice, control and completeness of solutions that we can offer. Qumu has the largest internal business video deployments and the most demanding customers - our customers’ needs for a highly secure end-to-end video platform plus an industrial-grade broadcast network to deliver video at scale to audiences around the world for both live and on-demand video communications. We continue to see use cases for video in the enterprises multiplying and hence our ability to expand horizontally in our base of customers.

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Some of the top use cases in our customer base are : Executive Communications, Corporate Training, Social Video Portals, Video Blogging, Sales Training, Customer Service, Employee On-boarding, Marketing, Unified Communications, Mobile Evidence Capturing, User-Generated Content and IPTV.

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In Q1 we began to implement an account-based marketing strategy that we expect will have a positive impact on our account acquisition rate and maximize our horizontal penetration of existing enterprise accounts in the future. The opportunity for us with larger accounts is clear to see in the number of Qumu customers on the Forbes Global 2000 list of the world’s largest public companies: Qumu customers represent approximately 4% of the top 2000 companies, 10% of the top 500 companies, and 19% of the top 100 companies on the Forbes list.

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In the first quarter, the majority of our contracts were on-premise transactions, both for new and existing customers. However, we continue to see a trend towards an increasing percentage of cloud and hybrid deployments in our growing pipeline

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In January we conducted a two-day strategy meeting with 15 enterprise customers, including several Top Ten companies in multiple industries. We received uniformly positive feedback on our product roadmap from these key customers, giving us additional confidence in our future technology plans.

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In 2016, we will continue to advance our cloud and hybrid offerings, which are the foundation of our next generation platform. This new software platform will expand on our current capabilities, enabling our customers to use video to enhance their work product even more broadly - every day, everywhere and anytime. As we have mentioned before, our hybrid deployments will continue to grow throughout 2016 and in Q2 we will be deploying a new release combining Pathfinder with Qumu Cloud for a more robust delivery service for all new and existing cloud customers.

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Unified Communications is a key strategy for businesses to drive effective communication. Last quarter we announced a partnership with Pexip that enhances Pexip’s next-generation Fusion video conferencing platform with an integrated recording function powered by Qumu. This combination gives customers the ability to communicate as a virtual enterprise and manage their video assets with an enterprise grade back-end. We are seeing a strong pipeline of new opportunities with our new partnership. We see this type of video communications and management as a huge disruptor in the Unified Communications market and continue to be excited about this collective opportunity.

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Another strategic partner is Citrix. In our customer base and in the broader enterprise market there are hundreds of thousands of “VDI” (virtual desktop infrastructure) desktops that are not optimized for viewing video. Partnering with Citrix, we have built a unique video player framework leveraging our Pathfinder delivery network that delivers an excellent video experience on VDI desktops, expanding the reach of video in large organizations. We will be showcasing our Qumu VDI player at their national show called “Citrix Synergy 2016” at the end of May. Our VDI video solution gives us a tremendous completive advantage and addresses a key communication challenge for our customers.

Enterprise Customers

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As I mentioned earlier, we had continued growth in some of our largest enterprise customers for the first quarter in the financial, manufacturing and pharmaceuticals verticals. One customer in the Americas is in the financial services industry and continues to expand its footprint for video delivery to everyone in the organization. In the Pharmaceutical market we had other customers in Germany and the UK expand the foundation of their video investment for more reach for live, on-demand and other video use cases.

In summary, we are in a strong position for growth in 2016 which is why we are maintaining our annual guidance. We continue to invest into the future with a mindful discipline for our product direction, a clear vision for our team and operational momentum to carry us into the second half of the year well-positioned to reach our corporate milestones and revenue growth objectives.

Now, we would like to open the call to questions.

Q&A

Vern Hanzlik

Thank you again for joining us today. If you have any follow-up questions, please contact us directly.